Exhibit 99.1

 Icahn Enterprises L.P.

Investor Contacts:

SungHwan Cho, Chief Financial Officer

(212) 702-4300

For Release: February 24, 2016

Icahn Enterprises L.P. Announces Quarterly Distribution

New York, NY - Icahn Enterprises L.P. (NASDAQ:IEP) today announced that the Board of Directors of its general partner has declared a quarterly distribution in the amount of $1.50 per depositary unit. The quarterly distribution is payable in either cash or additional depositary units, at the election of each depositary unit holder and will be paid on or about April 12, 2016 to depositary unit holders of record at the close of business on March 7, 2016.

Depositary unit holders will have until the close of business on March 31, 2016 to make an election to receive either cash or additional depositary units; and, if a holder does not make an election, it will automatically be deemed to have elected to receive the distribution in cash.1

Icahn Enterprises L.P. (NASDAQ:IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

1 Icahn Enterprises will calculate the depositary units to be distributed based on the 5 trading day volume weighted average price of Icahn Enterprises' depositary units ending on April 7, 2016. To the extent that the aggregate units to be distributed to any holder would include a fraction of a unit, that fractional unit will be settled in cash.